Exhibit 99.1

Contact Information:

Brent Stumme	Derek Brown
LoopNet, Inc.	LoopNet, Inc
Chief Financial Officer	VP, Investor Relations & Corporate Planning
415-284-4310	415-284-4310

LOOPNET, INC. ANNOUNCES FIRST QUARTER 2012

FINANCIAL RESULTS

•	Year over year revenue growth in Q1 of 10.7%

•	Largest increase in Premium Members since Q2 2007

•	Adjusted EBITDA margins in Q1 of 32.8%

•	Record profile views in Q1

SAN FRANCISCO, CALIF. – April 25, 2012 – LoopNet, Inc. (NASDAQ: LOOP), today announced financial results for the first quarter ended March 31, 2012.

LoopNet’s revenue for the first quarter of 2012 was $22.9 million, compared to $20.7 million in the first quarter of 2011. Net income applicable to common stockholders for the first quarter of 2012 was $2.4 million or $0.05 per diluted share, compared to net income applicable to common stockholders of $1.8 million or $0.04 per diluted share in the first quarter of 2011. Non-GAAP net income, which excludes stock-based compensation, merger related costs and amortization of acquired intangible assets, for the first quarter of 2012 was $4.3 million or $0.10 per diluted share, compared to $4.0 million or $0.10 per diluted share in the first quarter of 2011.

LoopNet’s Adjusted EBITDA (earnings before net interest and other income (expense), income taxes, depreciation, amortization, stock-based compensation and merger related costs) for the first quarter of 2012 was $7.5 million, compared to $7.0 million in the first quarter of 2011.

Key operating metrics and business highlights from the first quarter of 2012 include:

•	Unique paying subscribers to one or more of LoopNet’s commercial real estate related services was 97,944, as of the end of the quarter;

•	Average monthly price paid by LoopNet’s unique subscribers was $60.19 during the quarter;

•	LoopNet Premium Members were 75,829, as of the end of the quarter;

•	Average monthly price of LoopNet Premium Membership was $65.59 during the quarter;

•	Total commercial real estate listings active on the LoopNet marketplace were 826,765, as of the end of the quarter;

•	Total profile views of listings on the LoopNet marketplace were 112.8 million during the quarter;

•	LoopNet Registered Members, which includes Basic and Premium Members, were 5,825,220, as of the end of the quarter; and,

•

Average monthly unique visitors to LoopNet owned websites during the quarter was approximately 3.1 million per month, according to comScore. LoopNet owned websites include LoopNet.com, CityFeet.com, LandandFarm.com, LandsofAmerica.com, BizQuest.com and BizBuySell.com.

Balance Sheet and Liquidity

As of March 31, 2012, LoopNet had $118.5 million of cash, cash equivalents and short-term investments and no debt.

Pending Merger Transaction

As disclosed on April 17, 2012, LoopNet and CoStar Group, Inc. (“CoStar”) announced that they have reached agreement on a mutually acceptable consent order with the staff of the Federal Trade Commission (the “FTC”). The consent order is subject to review and approval by the Commissioners of the FTC and if approved by the Commissioners, it would clear the way for the merger (the “Merger”) of LoopNet and CoStar that was previously announced on April 27, 2011. LoopNet and CoStar are not providing details of the consent order pending this Commission review and approval. Completion of the Merger remains subject to the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Act, which would occur upon the approval of the FTC Commissioners, and other customary closing conditions.

As of the date hereof, LoopNet and CoStar have not received the approval by the Commissioners of the FTC of the consent order. However, LoopNet and CoStar remain hopeful that they will receive such approval and be in a position to close the Merger by April 30, 2012. If that does not occur, the Merger Agreement dated as of April 27, 2011, as amended, does not terminate automatically after April 30, 2012 unless either LoopNet or CoStar exercises an affirmative election to terminate it.

Use of Non-GAAP Financial Measures

This press release includes discussions of Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, which are non-GAAP financial measures provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before income taxes, depreciation, amortization, net interest and other income (expense), stock-based compensation and merger related costs. The term “non-GAAP net income” refers to a financial measure that we define as net income before stock-based compensation, merger related costs and amortization of acquired intangible assets. Non-GAAP net income is also provided on a per share basis, using shares outstanding at the relevant period of measurement. Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share are not substitutes for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. We believe non-GAAP net income and non-GAAP net income per share to be relevant and useful information to our investors as they provide meaningful insight into our performance while excluding infrequent and non-recurring items that may not be considered directly related to our on-going business operations. We believe that non-GAAP net income and non-GAAP net income per share are also used by companies and investors to evaluate comparable performance in the online marketplace and platform industry. We also believe that Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share allow for a more accurate comparison of our operating results over historical periods. A limitation of Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share is that they do not include all items that impact our net income for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of net income, which includes the items that are excluded from Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share. Management believes that these non-GAAP measures should be considered as a complement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of these non-GAAP measures to GAAP is provided in the attached tables.

About LoopNet, Inc.

LoopNet operates the most heavily trafficked commercial real estate marketplace online with more than 5 million registered members and 2.8 million unique monthly visitors, as reported by Google Analytics.

The LoopNet marketplace covers all commercial property categories, including office, industrial, retail, multifamily (apartment properties for sale), hotel, land, specialty properties, investment properties and businesses for sale. LoopNet customers include virtually all of the top commercial real estate firms in the U.S., including Apartment Realty Advisors, Avison Young, Cassidy Turley, CB Richard Ellis, Coldwell Banker Commercial, Colliers International, Cushman & Wakefield, Jones Lang LaSalle, Lee & Associates, Lincoln Property Company, NAI Global, Newmark Knight Frank, The Shopping Center Group and Sperry Van Ness.

Forward Looking Statements

This release contains forward-looking statements regarding our financial results and the Merger. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors. The following factors related to the Merger, among others, could cause or contribute to such differences: the possibility that the Commissioners of the FTC will not approve the consent order in a timely manner or at all; the possibility that the FTC will request additional extensions to the waiting period imposed by the HSR Act; the possibility that conditions, divestitures or changes relating to the operations or assets of LoopNet and CoStar will be required to obtain required governmental clearances or approvals, including, but not limited to, clearance or approval by the FTC; the possibility that the Merger does not close, including, but not limited to, due to the failure to obtain governmental clearances or approvals; the risk that expected cost savings or other synergies from the Merger may not be fully realized or may take longer to realize than expected; the risk that the businesses of LoopNet and CoStar may not be combined successfully or in a timely and cost-efficient manner; the risk that business disruption relating to the Merger may be greater than expected; and the failure by CoStar to obtain any required financing on favorable terms.

In addition, the following factors, among others, could also cause results to differ materially from those anticipated in the forward-looking statements: economic events or trends in the commercial real estate market or in general; the effects of recent economic and consumer confidence trends on global and domestic financial markets, including credit available to real estate purchasers; our ability to continue to attract and retain new registered members, convert registered members into premium members and retain such premium members; seasonality; our ability to manage our growth; our ability to successfully integrate the technologies, operations and personnel of acquired businesses in a timely manner; our ability to obtain the expected strategic and financial benefits from acquisitions; our ability to introduce new or upgraded products or services and customer acceptance of such services; and our ability to obtain or retain listings from commercial real estate brokers, agents and property owners.

Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and other SEC filings made by us. Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.loopnet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LOOPNET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2011	March 31, 2012
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$107,573	$114,962
Short-term investments	3,529	3,566
Accounts receivable, net of allowance of $318 and $408, respectively	1,899	2,325
Income tax receivable	11,045	9,544
Prepaid expenses and other current assets	1,445	2,201
Deferred income taxes	696	696

Total current assets	126,187	133,294

Property and equipment, net	3,165	2,877
Goodwill	41,507	41,507
Intangibles, net	6,385	5,846
Deferred income taxes, net, non-current	16,758	15,595
Deposits and other noncurrent assets	5,258	4,681

Total assets	$199,260	$203,800

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$656	$680
Accrued liabilities and other current liabilities	5,765	4,353
Accrued compensation and benefits	4,049	2,776
Deferred revenue	9,422	10,063

Total current liabilities	19,892	17,872

Other long-term liabilities	1,768	1,937
Commitments and contingencies
Series A convertible preferred stock	48,885	48,970
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 35,053,190 and 35,472,661 shares outstanding, respectively	43	43
Additional paid in capital	154,289	158,193
Accumulated other comprehensive loss	(423)	(398)
Treasury stock, at cost, 7,682,962 shares	(86,227)	(86,227)
Retained earnings	61,033	63,410

Total stockholders’ equity	128,715	135,021

Total liabilities and stockholders’ equity	$199,260	$203,800

LOOPNET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended Mar 31,
	2011	2012

Revenues	$20,713	$22,927
Cost of revenue (1)	3,157	3,368

Gross margin	17,556	19,559

Operating expenses:
Sales and marketing (1)	5,134	5,665
Technology and product development (1)	3,659	3,779
General and administrative (1)	4,924	5,232
Amortization of acquired intangible assets	641	538

Total operating expenses	14,358	15,214

Income from operations	3,198	4,345

Interest and other (expense) income, net	(317)	(687)

Income before tax	2,881	3,658

Income tax expense	1,038	1,196

Net income	1,843	2,462
Convertible preferred stock accretion of discount	(85)	(85)

Net income applicable to common stockholders	$1,758	$2,377

Net income per share applicable to common stockholders:
Basic	$0.04	$0.06

Diluted	$0.04	$0.05

Shares used in per share calculation:
Basic	39,791	42,677

Diluted	41,881	44,502

(1) Stock-based compensation is allocated as follows:

Cost of revenue	$130	$128
Sales and marketing	585	385
Technology and product development	801	392
General and administrative	994	780

Total	$2,510	$1,685

LOOPNET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three months ended March 31,
	2011	2012

Cash flows from operating activities:
Net income	$1,843	$2,462
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	995	973
Stock-based compensation	2,510	1,685
Tax benefits from exercise of stock options	(165)	(11)
Deferred income taxes	704	1,375
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(250)	(426)
Prepaid expenses and other assets	320	1,974
Accounts payable	348	24
Accrued expenses and other liabilities	(73)	(1,241)
Accrued compensation and benefits	(991)	(1,274)
Deferred revenue	555	641

Net cash provided by operating activities	5,796	6,182

Cash flows from investing activities:
Purchase of property and equipment	(900)	(147)
Purchase of investments	(500)	(865)

Net cash used in investing activities	(1,400)	(1,012)

Cash flows from financing activities:
Net proceeds from exercise of stock options	960	2,984
Tax withholdings related to net share settlements of restricted stock units	(482)	(776)
Repurchase of common stock	(7)	—
Tax benefits from exercise of stock options	165	11

Net cash provided by financing activities	636	2,219

Net increase in cash and cash equivalents	5,032	7,389

Cash and cash equivalents at beginning of the year	88,773	107,573

Cash and cash equivalents at end of the year	$93,805	$114,962

LOOPNET, INC.

Reconciliation of GAAP Net Income to Adjusted EBITDA

(In thousands, except per share data)

	Three months ended Mar 31,
	2011	2012

GAAP net income	$1,843	$2,462

Add back (deduct):
Income tax expense	1,038	1,196
Depreciation and amortization	995	973
Interest and other expense (income), net	317	687
Stock-based compensation	2,510	1,685
Merger related costs	248	507

Adjusted EBITDA	$6,951	$7,510

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands, except per share data)

	Three months ended Mar 31,
	2011	2012

GAAP net income	$1,843	$2,462

Add back (deduct):
Stock-based compensation	2,510	1,685
Merger related costs	248	507
Amortization of acquired intangible assets	641	538
Income taxes associated with non-GAAP adjustments	(1,224)	(893)

Non-GAAP net income	$4,018	$4,299

Diluted non-GAAP net income per share	$0.10	$0.10

Shares used in non-GAAP diluted net income per share calculation	41,881	44,502